UNITED STATES

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SAUCONY, INC.

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This filing consists of the transcript of a conference call held by Saucony, Inc. (the “Company”) discussing its announcement of the Agreement and Plan of Merger entered into on June 1, 2005 by the Company, The Stride Rite Corporation, a Massachusetts corporation (the “Buyer”), and OC, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Buyer. A replay of the conference call was first made available on the Company’s website at http://www.saucony.com on June 7, 2005.

Conference Call Transcript

SCNYA and SCNYB – Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

Event Date/Time: June 2, 2005 / 8:45AM ET

FINAL TRANSCRIPT

June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

CORPORATE PARTICIPANTS

John Fisher

Saucony, Inc. – Chairman, CEO and President

Michael Umana

Saucony, Inc. – COO and CFO

PRESENTATION

Operator

Good morning ladies and gentlemen. Welcome to the Saucony Conference Call for June 2nd, 2005. Your host for today’s conference will be John Fisher, Chairman, Chief Executive Officer and President. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. If anyone has any difficulties hearing the conference please press “star, 0” for operator assistance at anytime. I would like to advise everyone that this conference call is being recorded and I would now like to turn the conference over to Mr. Fisher, please go ahead.

John Fisher

Thank you operator and good morning to all our listeners.

I would like read some Safe Harbor language before we begin and then I intend to give a brief overview of the information which was contained in our press release earlier this morning. At the conclusion of that review I will be happy to take any questions from any of our listeners. Joining me this morning, with us on this conference is Mike Umana our Chief Operating Officer and Chief Financial Officer and he too will be available for questions.

From time to time during this telephone conference, I may make certain remarks containing forward looking statements. For this purpose any statements made by me that are not statements of historical facts may be deemed to be forward-looking statements. Without limiting the foregoing, the words believe, anticipate, plan, expect and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, those factors include without limitations, those set forth in our most recent 10-K and 10-Q filings with the SEC and in the press release that we issued this morning. We specifically disclaim any obligation to update our forward-looking statements even if our estimates change.

With that said, once again I want to wish you all a good morning. Today’s announcement of the agreed merger between Saucony Inc. and The Stride Rite Company of Lexington, Massachusetts

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

brings to an end our strategic alternative review process which we announced 10 months ago on August 2nd 2004. It has been a somewhat lengthy process and I first want to thank all of our worldwide Saucony employees, our Board of Directors, our legal and financial advisors and most importantly, our shareholders for their patience and their support. I especially want to commend our employees who maintained a high degree of resolve and focus during this period. They worked diligently while this process was ongoing and was buzzing around them. They deserve a great deal credit, they are a great team and on behalf of the board and all of our shareholders we thank them profusely.

With this announcement this morning the board and I are certain that we have maximized shareholder value and have selected the correct partner that can accelerate our performance footwear and apparel businesses and in doing so, expand our market presence in the near term and our growth opportunities in the long term. I am no stranger to The Stride Rite Company as both companies’ were headquartered years ago in Cambridge Mass., separated by less than a mile. Their corporate character, reputation for fair dealings, commitment to excellence, respect for employees and desire to win are a near match of the values and cultures upon which Saucony tries to sell.

At the same time I might add that as 4 generations of my family have been involved with Saucony; born as A.R. Hyde and Sons in 1910, I am convinced of the correctness of this partnership with The Stride Rite Company. Saucony, Hyde, (inaudible) in Hyde brands will be proud to stand along side The Stride Rite family of brands and eagerly accept their assistance and skill set in helping grow our presence within the athletic sector.

With that said I will turn now operator, to any questions that our listeners may have.

Operator

Thank you. The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit 1 on you touchtone telephone. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. You’ll proceed in the order that you signal us and I’ll take as many questions as time permits. Once again, please press star, 1 on your touchtone telephone to ask a question and we’ll pause for just a moment to assemble our roster. And we’ll take our first question from Steven Martin with Slater Capital Management.

Steven Martin

And thank you very much. I have a question on structure here. Is this going to be done as a tender offer or merger and what is, can you be more precise about the time frame?

John Fisher

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

Steve, good morning. This is, this structure of this deal is a merger and we expect this deal to close this summer.

Steven Martin

OK and what’s the, what’s their form of financing? All they said was a credit line.

John Fisher

Steve, that might be a more appropriate question to ask The Stride Rite people but they are fully financed to complete this transaction with bank facilities, that I’m certain of.

Steven Martin

OK and since I don’t think it’s been disclosed prior, can you tell us what Chestnut’s compensation was at this price level for the deal?

John Fisher

Yes I can, Chestnut Securities who in the opinion of the Board of Directors has performed a tremendous service to our shareholders in maximizing their value. Their fee arrangements Steve will be disclosed in the proxy material which will be filed with the SEC in the next several weeks and those fees are in line with fees paid for deals of a similar style.

Steven Martin

OK and the families, the family and all shareholders, it’s all cash, who is expected to go on and work with Stride Rite?

John Fisher

Stride Rite has indicated that on post close, all employees of the Saucony Company will become employees of Stride Rite and in specific, Charles Gottesman will be leaving the company, he will not be retained by Stride Rite. He has been approached on a 1 year up to 12 months consulting arrangement which we will discuss in the coming weeks and Mike Umana who is currently our Chief Operating Officer and Chief Financial Officer will be charged with the running of the Saucony Company.

Steven Martin

All right, thank you very much.

John Fisher

FINAL TRANSCRIPT

June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

Thank you.

Operator

And we’ll take our next question from Sachin Shah with Cathay Financial.

Sachin Shah

Hi good morning and congratulations on the deal announcement.

John Fisher

Thank you.

Sachin Shah

I just had a couple of questions on the cost synergies. Maybe if you can elaborate or quantify that along with the product synergies and then maybe the breakup fee amount.

John Fisher

Let me address first the product synergies and I think you’ve asked a question that’s a critical component of our decision to entertain The Stride Rite proposal. Stride Rite company’s skill set is a compliment to those skill sets that Saucony have. They have a fashion footwear styling expertise that will be clearly accretive and additive to Saucony. They will immediately help us to bridge a children’s opportunity in athletic footwear owing to their tremendous and legacy success in children’s shoes.

Stride Rite as a company has a great deal of expertise in leather footwear and Saucony as you know has its expertise rooted or grounded that is in nylon based footwear. And most importantly I think is the rapidity and speed with which Stride Rite has indicated to me and to our Board of their willingness to invest in all facets of present Saucony businesses, which includes both footwear and apparel. There were two other parts to that question if you could just repeat them?

Sachin Shah

Yeah, well just going back to the product synergies; would you be able to quantify that and if not, then maybe the cost synergies? I know you are located pretty close to one another and you have distribution centers in Massachusetts, among other places, so I just wanted to find out if you might be able to talk a little bit about that and then maybe just quantify that as well and then the breakup fee was in my last question.

John Fisher

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

OK, again I’ll work backwards. The breakup fee details will be contained in the proxy and there’s a 10:30 am call for Stride Rite relative to your synergy questions.

Sachin Shah

OK.

John Fisher

And I think it’s more appropriate to go to them.

Sachin Shah

Sure, fine, thank you very much.

John Fisher

OK.

Operator

We’ll take our next question from Adam Comora with Entrust Capital.

Adam Comora

Hey guys, I just wanted to offer my congratulations to not only to the successful completion of the strategic review but also the turnaround you guys have put together over the last 3 or 4 years, and I want to wish you luck Mike, in the future endeavors.

Mike Umana

Thanks Adam, appreciate your support Adam, all along.

Adam Comora

All right good luck to you too John and Charles.

John Fisher

Thank you. Next question operator.

Operator

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

And once again that’s star, 1 for questions. We’ll take our next question from John Shanley with Susquehanna Financial.

John Shanley

OK good morning, guys. John can you give us an opinion in terms of whether there were other active bidders for the Saucony Company that, and what they may have been in terms of a deal structure versus what you were able to negotiate with Stride Rite?

John Fisher

Sure John, first of all nice to hear from you. Let me just outline the answer to that question in this context. As you can imagine and you I know are familiar with the athletic industry, when we announced our alternative strategic process last August we then went through an extensive process involving numerous parties. I can say that we were pleased with the interest expressed in our company and then clearly felt that the Stride Rite offer at a good price that maximized shareholder value, it became a great fit for our brand, for our people and for our company. And I just want to reiterate the driver behind this process has been to take the Saucony brand to the next level and that next level needed a different and does need a different investment and risk profile and we sought to find someone whose resources were available and willing to support our efforts.

John Shanley

Were there other serious bidders for the company as well?

John Fisher

I’d like to say that much of the big process will be outlined in the proxy so I don’t feel comfortable commenting on the specific individual companies but let me reiterate that we believe that we conducted a lengthy, full and complete process and got the best price that was reasonably available.

John Shanley

OK fair enough, could you also just bring us up to date in terms of the product sales breakdown? What was it in fiscal ‘04 between performance, running footwear, lifestyles footwear and maybe if you could disclose what the athletic apparels component of the company’s businesses and then maybe give us your view point in terms of what your expectations were for the various Saucony product lines would be for ‘05?

John Fisher

FINAL TRANSCRIPT

June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

Well John, what I have to do is ask you to go back to the releases that are presently filed relative to our data from last year and that would also cover your question about ‘05 but I do want to reiterate that I’m really positive and excited about the new found energy that this combination will bring to our products, both footwear and apparel. Sometimes apparel gets lost in the mix and I just want to underscore that. They have tremendous expertise in kid’s shoes and as you know quite well, if Saucony had a weak point, it was in the children’s athletic running shoe sector of the kids shoe market. Their skill set in fashion will be an immediate; an instantaneous boost to our original program and their leather shoe making skills will bring us quickly and more impactfully into the walking shoe market.

They have a tremendous management team that has made the commitment to our management team. Our management team at the senior level have spent hours together and I think everyone is very comfortable with the prospects of working together.

John Shanley

OK. I did John; look over quickly some of your recent press releases. I didn’t notice anything that broke out the anticipated sales by product category for ‘05 is, maybe you can point me to which press release I may have missed?

Mike Umana

John, Mike Umana. The, any breakouts in ‘05 would be available for the first quarter of ‘05 on the replays that are out on the web.

John Shanley

Right, all right. I did see that Mike. I was looking for the whole year. Is there any indication?

Mike Umana

It’s not always provided. There is the first quarter of ‘05 and this is available out there.

John Shanley

Just the first quarter, nothing for the full year?

Mike Umana

That’s correct.

John Shanley

OK, all right thanks a lot.

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

John Fisher

And we do have a follow-up question from Steven Martin with Slater Capital Management.

Steven Martin

Yeah, can you tell me if there is a provision in there for a breakup fee in the event somebody were to offer a higher price and what is, what’s the status of the merger agreement as it relates to that?

John Fisher

Yes, Steve. John Fisher again; there is a breakup fee provision, it will be again, contained in the proxy and the conditions on, or the opportunities of what the board can and cannot do are spelled out in the merger agreement which we signed last evening. That agreement is of course, going to be filed with the SEC and described again in full in the proxy material which will be forthcoming shortly and that will answer all your questions.

Steven Martin

Normally, one would file the merger agreement immediately prior to the proxy. Is that what is going happen here, it would be filed as an 8-K by both company’s?

John Fisher

The proxy will be filed first and shortly I think that will answer all your questions.

Steven Martin

OK, thanks.

John Fisher

Yup, thank you.

Operator

And there appears to be no further questions at this time. I would like to turn the conference back over to Mr. Fisher and management for any addition or closing remarks.

John Fisher

FINAL TRANSCRIPT

June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

OK operator, thank you very much. I, I hope I, we have, Mike and I have been able to transmit in this short call, the excitement and the enthusiasm that we have for our new alignment with our great partner in Stride Rite. They’re, once again they’re a wonderful company led by extremely competent and committed management team who has impressed upon us and our board their willingness and their desire to grow our company, to improve our market brand space and to grow our employee professionalism and level of skill set. I can’t be more happy with this transaction, it will maximize the value for all shareholders, it will put the opportunity for the Saucony to spot fill behind in the high brands in this most positive place, and I just want to close by saying that I wish to reiterate the thankful position that I and the board have to all our shareholders for their patience and support during this 10 month process. And with that said, I am on my, this might be actually the last call I make with this group so I want to thank each and everyone of you for attending and listening. Good bye.

Operator

And that does conclude today’s teleconference. We do thank you for your participation; you may now disconnect.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES THE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THE COMPANY’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE COMPANY’S CONFERENCE CALL ITSELF AND THE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the Securities and Exchange Commission and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, the Buyer, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and the Buyer through the web site maintained by the SEC at www.sec.gov.

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Saucony Investor Relations, Saucony, Inc., 13 Centennial Drive, Peabody, Massachusetts 01960, 978-532-9000.

The Buyer and the Company, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Buyer’s directors and executive officers is contained in the Buyer’s Annual Report on Form 10-K for the year ended December 3, 2004 and its proxy statement dated February 25, 2005, which are filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 27, 2005, which are filed with the SEC. As of January 31, 2005, the Company’s directors and executive officers and their affiliates beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 1,232,790 million shares, or 48.9%, of the Company’s Class A Common Stock and approximately 1,106,082 million shares, or 24.1%, of the Company’s Class B Common Stock. All outstanding options for Company Common Stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $23 per share purchase price.

In addition, in connection with the execution of the Merger Agreement, Messrs. Fisher and Gottesman entered into Executive Benefits Agreements, descriptions of which are included in a Form 8-K filed with the SEC on June 2, 2005. The Buyer has also requested that Mr. Fisher enter into a one-year consulting agreement with the Buyer effective upon the closing of the Merger. Mr. Fisher has agreed to negotiate such an agreement with the Buyer.

A more complete description of these arrangements will be available in the Proxy Statement when it is filed with the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this transcript contains forward-looking statements regarding the proposed transaction between the Buyer and Company, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about the Buyer’s or the Company managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain the approval of the Company’s shareholders; the ability to consummate the transaction; the ability of the Buyer to successfully integrate the Company’s operations and employees; intense competition among designers, marketers, distributors and sellers of footwear; changes in consumer fashion trends that may shift to footwear styling not currently included in the Company’s product lines; the loss of significant

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June 2, 2005 / 8:45AM ET, SCNYA and SCNYB — Conference Call regarding the Agreement and Plan of Merger entered into on June 1, 2005 by Saucony, Inc., The Stride Rite Corporation and OC, Inc.

suppliers or customers, such as department stores and specialty retailers; the consolidation or restructuring of such customers, including large chain and department stores, which may result in unexpected store closings; difficulties in implementing, operating and maintaining complex information systems and controls, including, without limitation, the systems related to retail stores, systems related to demand and supply planning and inventory control; and the other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent Quarterly Report on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this transcript.